Cleveland BioLabs, Inc.
73 High Street
Buffalo, New York 14203

December 31, 2008

Michael Fonstein
c/o Cleveland BioLabs, Inc.
73 High Street
Buffalo, New York 14203

Re:           Amendment to Employment Agreement dated August 1, 2004

Dear Michael

Pursuant to Section 14.11 of the Employment Agreement dated August 1, 2004, (the “Agreement”) by and between you (“Executive”) and Cleveland BioLabs, Inc. (the “Company”), the Agreement shall be amended and modified to incorporate the following as Section 14.12:

“Section 14.12 Section 409 A.

(a) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and shall, to the extent practicable, be construed in accordance therewith. Accordingly, notwithstanding anything in this Agreement to the contrary, if the Company determines that Executive is a "specified employee" (as defined in Code Section 409A(a)(2)(B)(i)) at the time of his or her Separation from Service (as defined under Section 409A) and any amount payable to Executive under this Agreement is a deferral of compensation subject to the additional tax described in Code Section 409A(a)(1)(B) and would be considered a payment upon Executive’s Separation from Service, then notwithstanding anything in this Agreement to the contrary, such amount shall not be paid before the date that is the earlier of (i) six (6) months and one (1) day after Executive’s Separation from Service or (ii) Executive’s death (the "Delay Period"). Upon the expiration of the Delay Period, the initial payment following the Delay Period shall include a lump sum payment equal to those payments that otherwise would have been paid if the delay had not applied, and any remaining payments due shall be payable in accordance with their original payment schedule.

(b) If either party to this Agreement reasonably determines that any amount payable pursuant to this Agreement would result in adverse tax consequences under Section 409A (including, but not limited to, the additional tax described in Code Section 409A(a)(1)(B)), then such party shall deliver written notice of such determination to the other party, and the parties hereby agree to work in good faith to amend this Agreement so it (i) is exempt from, or compliant with, the requirements of Section 409A and (ii) preserves as nearly as possible the original intent and economic effect of the affected provisions.”

Please indicate your agreement to the foregoing amendment and modification by countersigning below where indicated.

CLEVELAND BIOLABS, INC.

/s/ John A. Marhofer, Jr.
By: John A. Marhofer, Jr.
Title: Chief Financial Officer

Acknowledged and agreed to as of
December 31, 2008

/s/ Michael Fonstein
Michael Fonstein